Exhibit 10.1

Notice of Grant of Stock Options and Option Agreement	Harley-Davidson, Inc. ID: 39-1805420 3700 West Juneau Avenue Milwaukee, WI 53208

«FirstName» «LastName»	Option Number:
«Address1»	Plan: 2009 Incentive Stock Plan
«City,» «State» «Zip»	ID:
«Country»

Effective <insert date> (the “Grant Date”), you have been granted a(n) Non-Qualified Stock Option to buy <insert number of shares> shares of Harley-Davidson, Inc. (the Company) stock at «price» per share.

The total option price of the shares granted is «$ amount».

Shares in each period will become fully vested on the date shown:

Shares	Vest Type	Full Vest	Expiration
«shares»
«shares»
«shares»
«shares»

These options are granted under and governed by the terms and conditions of the Company’s 2009 Incentive Stock Plan and this Option Agreement; provided that the occurrence of a Change of Control (as defined in the Plan) shall not, in and of itself, cause otherwise unvested options to become vested. Unless the Committee has exercised its discretion under Section 17(c) of the Plan to provide a result more favorable to you, whether or not the vesting of otherwise unvested options is accelerated following such Change of Control shall be determined in accordance with the provisions of the Transition Agreement then in effect between you and Harley-Davidson, Inc. (or, if you had been but are not then a party to a Transition Agreement, the provisions of the Transition Agreement that would have applied if the last such Transition Agreement to which you were a party had continued).

You may return this Option Agreement to the Company (in care of the Vice President and Treasurer) within thirty (30) days after the Grant Date, and by doing so you will forfeit any rights under this Option Agreement. If you choose to retain this Option Agreement beyond that date, then you accept the terms of these options and agree and consent to all amendments to the Plan and the Company’s 1995 Stock Option Plan and 2004 Incentive Stock Plan through the Grant Date as they apply to these options and any prior awards to you under such plans.

Vice President and Treasurer
Date:
Time: